Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (this “Amendment”) is entered this 14th day of September, 2007 by and between Far East Energy (Bermuda) Ltd., a Bermuda exempted limited liability company (the “Company”) and Don Duttlinger (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee entered into that certain Employment Agreement dated effective May 16, 2007 (the “Existing Agreement”); and

WHEREAS, the Company and the Employee desire to amend the Existing Agreement on the terms herein provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Capitalized terms used in this Amendment that are not defined herein shall have the meanings ascribed thereto by the Existing Agreement.

ARTICLE II

Amendments

Section 2.01. Section 2. Section 2 of the Existing Agreement is hereby amended and restated to read in their entirety as follows:

“2. Employment; Duties. During the period of Employee’s employment, Employee shall perform such tasks and responsibilities specified by the Chief Executive Officer of Far East Energy (Bermuda) Ltd. and shall report directly and solely to the Chairman of Far East Energy (Bermuda) Ltd., subject to the supervision of the Board. Unless otherwise specified, all references to the term “Board” hereunder shall mean the Board of the Company. All references to the term “Compensation Committee” shall mean the Compensation Committee of the Board of Directors of Parent.”

Section 2.02. Section 4(b). Section 4(b) of the Existing Agreement is amended and restated to read in its entirety as follows:

“(b) The Company agrees to pay a housing cost allowance of up to U.S.$80,000 (the “Housing Allowance”) for actual documented costs incurred by Employee for housing costs in the PRC, which shall be paid to Employee monthly during each Contract Year. Such housing cost allowance shall be paid to Employee or the landlord of Employee’s residence. Employee shall terminate any residential lease of Employee in the PRC as soon as practical.”

Section 2.03. Section 6. Section 6 of the Existing Agreement is amended and restated to read in its entirety as follows:

“6. Education Expense. The Company shall pay the reasonable documented costs and expenses incurred by Employee prior to August 31, 2007 relating to the education of the Employee’s children in the PRC in an amount not to exceed U.S.$40,000 each Contract Year.”

Section 2.04. Section 7. Section 7 of the Existing Agreement is amended and restated to read in its entirety as follows:

“7. Expense Reimbursement. Employee shall be reimbursed by the Company in accordance with the Company’s business travel and expenditure policy for all reasonable out-of-pocket documented disbursements incurred by Employee in connection with the performance of his services in the PRC under this Agreement, including but not limited to expenses incurred under Section 3(b), Section 4(a) and travel expenses for business purposes. The Company shall also reimburse (a) the reasonable documented out-of-pocket expenses incurred by Employee relating to the relocation of Employee’s personal effects from his residence in the PRC to his residence in Houston, Texas, U.S., and (b) the cost of one trip by Employee to China as reasonably necessary in order to effect the relocation of such personal effects. Such reimbursement shall be made by the Company as soon as reasonably practical following the Company’s receipt of a reimbursement request by the Employee in accordance with the Company’s business travel and expenditure policy. Without duplication of the payment of premiums under Section 3 of this Agreement, the Company shall also pay the international health insurance premiums for the Employee and the Employee’s family.”

Section 2.05. Section 9(a). Section 9(a) of the Existing Agreement is amended by deleting the reference to “120 days” and substituting in lieu therefore “240 days.”

ARTICLE III

Miscellaneous

Section 3.01. Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Existing Agreement. Except as expressly modified and superseded by this Amendment, the Company and the Employee each hereby (a) ratifies and confirms the Existing Agreement, (b) agrees that the same shall continue in full force and effect, and (c) agrees that the same are the legal, valid and binding obligations of the Company and the Employee, enforceable against the Company and the Employee in accordance with its respective terms. The Company and the Employee acknowledge and agree that for purposes of the Existing Agreement and all payment and reimbursements thereunder, Employee’s location of employment ceased to be in the PRC effective as of August 31, 2007.

Section 3.02. Severability. If, for any reason, any provision of this Amendment is held invalid, illegal or unenforceable such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment not held so invalid, illegal or unenforceable, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. In addition, if any provision of this Amendment shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Amendment, shall, to the full extent consistent with law, continue in full force and effect. If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

Section 3.03. Headings. The headings of Sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Amendment.

Section 3.04. Governing Law. This Amendment has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement shall be governed by the laws of Texas, without giving effect to any principles of conflicts of law.

Section 3.05. Withholding. All amounts paid pursuant to this Amendment shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

Section 3.06. Counterparts. This Amendment may be executed in counterparts, each of which, when taken together, shall constitute one original Amendment.

Section 3.07. Waiver. No term or condition of this Amendment shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Amendment or the Existing Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

Section 3.08. Entire Agreement. The Existing Agreement and this Amendment, together, contain the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and Employee except that this Amendment shall not affect or operate to reduce any benefit or compensation inuring to Employee of a kind elsewhere provided and not expressly provided for in the Existing Agreement or this Amendment.

[Remainder of Page Blank]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer or director to execute and attest to this Amendment, and Employee has placed this signature hereon, effective as of the date below.

COMPANY:

FAR EAST ENERGY (BERMUDA), LTD.

By:	/s/ Michael R. McElwrath	Date: September 14, 2007
Name:	Michael R. McElwrath
Title:	CEO and President

EMPLOYEE:

/s/ Don Duttlinger		Date: September 14, 2007
Don Duttlinger